Exhibit 99.1

JAKKS Pacific Reports Second Quarter 2020 Financial Results

SANTA MONICA, Calif.--(BUSINESS WIRE)--July 29, 2020--JAKKS Pacific, Inc. (NASDAQ: JAKK) today reported preliminary financial results for the second quarter ended June 30, 2020.

Second Quarter 2020 Overview vs. Same Period Last Year

  Net sales were $78.8 million, down 17% compared to $95.2 million reported in the comparable period in 2019. Sales in the 2020 second quarter were negatively impacted by the closure of many of the stores operated by the Company’s retail customers during the stay-at-home mandates, both in the U.S. and Europe.
  Net sales in the Company’s Toys/Consumer Products segment declined 4% compared to last year, with increases in Boys’ and Girls’ toys being more than offset by declines in Seasonal products. Net sales of Toys/Consumer Products in North America were down 2% compared to last year; outside of North America, net sales of Toys/Consumer Products were down 14%.
  Net sales in the Company’s Disguise (Halloween) segment declined 38% compared to last year. Factors contributing to the decline include uncertainty among retailers over the impact that COVID-19 will have on Halloween merchandise sales, the Company’s decision to prudently scale back shipments to retailers with elevated credit risk, and the fact that last year Disguise saw strong sales in the second quarter powered by a stronger entertainment calendar in 2019.
  Gross margin was 21.3%, compared to 18.6% in the second quarter of 2019. Progress in lowering product cost as a percent of sales was somewhat offset by higher royalty expense and duty/freight expenses and, to a lesser degree, deleveraging of certain fixed costs due to lower volume.
  Operating expenses, excluding restructuring and pandemic related charges, were $24.7 million compared to $33.9 million, excluding restructuring and acquisition related charges, in the second quarter of 2019, a reduction of 27% following a series of steps to reduce costs.
  Net loss attributable to common stockholders was $23.6 million, or $7.70 per diluted share. This compares to a net loss attributable to common stockholders of $22.5 million, or $9.55 per diluted share, reported in the second quarter of 2019 (per share figures adjusted for a one-for-ten reverse stock split effective July 9, 2020).
  Adjusted EBITDA (a non-GAAP measure) was negative $4.6 million, compared to negative $11.5 million in the 2019 second quarter. See note below on “Use of Non-GAAP Financial Information.”

Management Commentary

“Over the past quarter, our organization like everyone else was challenged daily by the negative ramifications of the COVID-19 pandemic on both a personal and professional level. With that in mind, I’m extremely pleased with our financial results, especially considering that essentially all of our retailer customers were either shuttered for part of the quarter or operating with reduced hours and consumer access. We benefited from strong sales of Frozen 2, Fly Wheels, Minnie Mouse, Nintendo and ReDo skateboards, offset by declines from two Spring 2019 films: Disney’s Aladdin and Godzilla: King of the Monsters. In addition, we had reduced volumes in certain low margin seasonal products which we have been selectively pruning to improve our overall profitability. In fact, excluding these lines we exited at the end of 2019, sales in our toy segment were up compared to last year, and roughly flat through the first half of 2020,” said Stephen Berman, CEO of JAKKS Pacific.

“The decline we experienced in sales of Disguise reflect what we believe is pervasive uncertainty among retailers with regard to Halloween this year, and the fact that we are taking a more cautious approach to credit risk. We believe consumers will celebrate Halloween in some way this year, but perhaps with lower levels of spending.

“Among our major customers that report the data, our retail POS was up mid-teens through June, and our retail inventories were down mid-to-high teens at mid-year. Our goal for the second half of 2020 is to focus on our proven, evergreen brands and categories, keep costs low, preserve cash and set up the Company for a strong 2021.

“We continue to prioritize the safety of our employees, our customers and our suppliers, and have been slowly and cautiously returning our facilities to normal levels of activity. We are very proud of what our team has been able to accomplish against this challenging backdrop, but we believe we are taking the right steps to position the Company for success in the future.”

Cash and Cash Equivalents

The Company’s cash and cash equivalents (including restricted cash) totaled $52.7 million as of June 30, 2020 compared to $37.0 million as of June 30, 2019 and $66.3 million as of December 31, 2019.

Use of Non-GAAP Financial Information

In addition to the preliminary results reported in accordance with U.S. GAAP included in this release, the Company has provided certain non-GAAP financial information including Adjusted EBITDA which is a non-GAAP metric that excludes various items that are detailed in the financial tables and accompanying footnotes reconciling GAAP to non-GAAP results contained in this release. Management believes that the presentation of these non-GAAP financial measures provides useful information to investors because the information may allow investors to better evaluate ongoing business performance and certain components of the Company’s results. In addition, the Company believes that the presentation of these financial measures enhances an investor’s ability to make period-to-period comparisons of the Company’s operating results. This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results. The Company has reconciled the non-GAAP financial information included in this release to the nearest GAAP measures. See the attached “Reconciliation of Non-GAAP Financial Information.”

Conference Call Live Webcast

JAKKS Pacific will webcast its second quarter earnings call at 5:00 p.m. Eastern Time/2:00 p.m. Pacific Time today. To listen to the live webcast and access the accompanying presentation slides, go to www.jakks.com/investors and click on the earnings website link under the Presentations tab at least 10 minutes prior to register, download and install any necessary audio software.

A replay of the call will be available on JAKKS’ website approximately one hour following completion of the call through August 5, 2020 ending at 7:59 p.m. Eastern Time/4:59 p.m. Pacific Time. The playback can be accessed by calling (855) 859-2056 or (404) 537-3406 for international callers, with passcode 4594426 for both playback numbers.

About JAKKS Pacific, Inc.

JAKKS Pacific, Inc. (NASDAQ: JAKK) is a leading designer, manufacturer and marketer of toys and consumer products sold throughout the world, with its headquarters in Santa Monica, California. JAKKS Pacific’s popular proprietary brands include; Fly Wheels™, Kitten Catfe™, Perfectly Cute™, Real Workin’ Buddies™, Squish-Dee-Lish™, XPV®, Disguise®, Moose Mountain®, Maui®, Kids Only!®; a wide range of entertainment-inspired products featuring premier licensed properties; and C’est Moi™, a new generation of clean beauty. Through JAKKS Cares, the company’s commitment to philanthropy, JAKKS is helping to make a positive impact on the lives of children. Visit us at www.jakks.com and follow us on Instagram (@jakkstoys), Twitter (@jakkstoys) and Facebook (JAKKS Pacific).

Forward-Looking Statements

This press release may contain “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations, estimates and projections about JAKKS Pacific's business based partly on assumptions made by its management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such statements due to numerous factors, including, but not limited to, those described above, changes in demand for JAKKS Pacific's products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, and disruptions to operations, staffing, consumer demand and retail customer activity caused by the COVID-19 pandemic. The “forward-looking statements” contained herein speak only as of the date on which they are made, and JAKKS undertakes no obligation to update any of them to reflect events or circumstances after the date of this release.

JAKKS Pacific, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

	June 30,	December 31,
	2020	2019
	(In thousands)
ASSETS

Current assets:
Cash and cash equivalents	$48,133	$61,613
Restricted cash	4,555	4,673
Accounts receivable, net	69,003	117,942
Inventory	57,681	54,259
Prepaid expenses and other assets	28,448	21,898
Total current assets	207,820	260,385

Property and equipment	112,977	121,821
Less accumulated depreciation and amortization	95,998	106,562
Property and equipment, net	16,979	15,259

Operating lease right-of-use assets, net	27,644	32,081
Goodwill	35,083	35,083
Intangibles and other assets, net	12,894	22,414
Total assets	$300,420	$365,222

LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
Accounts payable and accrued expenses	$78,295	$100,711
Reserve for sales returns and allowances	32,312	38,365
Income taxes payable	502	2,492
Short term operating lease liabilities	9,632	9,451
Short term debt, net	1,772	1,905
Total current liabilities	122,513	152,924

Long term operating lease liabilities	20,743	25,632
Debt, non-current portion, net	174,164	174,962
Other liabilities	3,333	5,409
Income taxes payable	1,491	1,565
Deferred tax liability, net	226	226
Total liabilities	322,470	360,718

Preferred stock	1,102	483

Stockholders' equity (deficit):
Common stock, $.001 par value	5	4
Additional paid-in capital	210,152	200,507
Accumulated deficit	(218,463)	(183,149)
Accumulated other comprehensive loss	(15,975)	(14,422)
Total JAKKS Pacific, Inc. stockholders' equity (deficit)	(24,281)	2,940
Non-controlling interests	1,129	1,081
Total stockholders' equity (deficit)	(23,152)	4,021
Total liabilities, preferred stock and stockholders' equity (deficit)	$300,420	$365,222

JAKKS Pacific, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(In thousands, except per share data)		(In thousands, except per share data)

Net sales	$78,758	$95,182	$145,315	$166,008
Less cost of sales
Cost of goods	46,309	60,691	84,013	105,799
Royalty expense	13,885	14,125	25,360	23,966
Amortization of tools and molds	1,794	2,620	2,822	4,157
Cost of sales	61,988	77,436	112,195	133,922
Gross profit	16,770	17,746	33,120	32,086
Direct selling expenses	3,908	8,115	12,410	16,343
Selling, general and administrative expenses	19,971	24,136	42,951	49,477
Depreciation and amortization	785	1,619	1,639	3,316
Restructuring charge	1,631	22	1,631	270
Pandemic related charges	221	-	221	-
Acquisition related and other	-	2,503	-	5,370
Loss from operations	(9,746)	(18,649)	(25,732)	(42,690)
Other income (expense):
Income from joint ventures	-	-	2	-
Other income (expense), net	16	(242)	54	(159)
Change in fair value of convertible senior notes	(7,727)	(106)	(52)	(2,529)
Change in fair value of preferred stock derivative liability	1	-	2,083	-
Interest income	3	20	17	47
Interest expense	(5,543)	(2,919)	(11,090)	(5,937)
Loss before provision for income taxes	(22,996)	(21,896)	(34,718)	(51,268)
Provision for income taxes	272	589	548	344
Net loss	(23,268)	(22,485)	(35,266)	(51,612)
Net income attributable to non-controlling interests	8	57	48	88
Net loss attributable to JAKKS Pacific, Inc.	$(23,276)	$(22,542)	$(35,314)	$(51,700)
Net loss attributable to common stockholders	$(23,588)	$(22,542)	$(35,933)	$(51,700)
Loss per share - basic and diluted	$(7.70)	$(9.55)	$(11.81)	$(21.93)
Shares used in loss per share - basic and diluted	3,064	2,360	3,043	2,358

JAKKS Pacific, Inc. and Subsidiaries Reconciliation of Non-GAAP Financial Information (Unaudited)

Reconciliation of GAAP to Non-GAAP measures:

This press release and accompanying schedules provide certain information regarding Adjusted EBITDA and Adjusted Net Income (Loss), which may be considered non-GAAP financial measures under the rules of the Securities and Exchange Commission. The non-GAAP financial measures included in the press release are reconciled to the corresponding GAAP financial measures below, as required under the rules of the Securities and Exchange Commission regarding the use of non-GAAP financial measures. We define Adjusted EBITDA as income (loss) from operations before depreciation, amortization and adjusted for certain non-recurring and non-cash charges, such as reorganization expenses and restricted stock compensation expense. Net income (loss) is similarly adjusted and tax-effected to arrive at Adjusted Net Income (Loss). Adjusted EBITDA and Adjusted Net Income (Loss) are not recognized financial measures under GAAP, but we believe that they are useful in measuring our operating performance. We believe that the use of the non-GAAP financial measures enhances an overall understanding of the Company’s past financial performance, and provides useful information to the investor by comparing our performance across reporting periods on a consistent basis.

Investors should not consider these measures in isolation or as a substitute for net income, operating income, or any other measure for determining the Company’s operating performance that is calculated in accordance with GAAP. In addition, because these measures are not calculated in accordance with GAAP, they may not necessarily be comparable to similarly titled measures employed by other companies.

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(In thousands)		(In thousands)

Net loss	$(23,268)	$(22,485)	$(35,266)	$(51,612)
Income from joint ventures	-	-	(2)	-
Other income (expense), net	(16)	242	(54)	159
Interest income	(3)	(20)	(17)	(47)
Interest expense	5,543	2,919	11,090	5,937
Provision for income taxes	272	589	548	344
Depreciation and amortization	2,579	4,239	4,461	7,473
Acquisition related and other	-	2,503	-	5,370
Restricted stock compensation expense	714	397	966	1,015
Change in fair value of convertible senior notes	7,727	106	52	2,529
Change in fair value of preferred stock derivative liability	(1)	-	(2,083)	-
Restructuring charge	1,631	22	1,631	270
Pandemic related charges	221	-	221	-

Adjusted EBITDA	$(4,601)	$(11,488)	$(18,453)	$(28,562)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(In thousands, except per share data)		(In thousands, except per share data)

Net loss attributable to common stockholders	$(23,588)	$(22,542)	$(35,933)	$(51,700)
Restricted stock compensation expense	714	397	966	1,015
Acquisition related and other	-	2,503	-	5,370
Change in fair value of convertible senior notes	7,727	106	52	2,529
Change in fair value of preferred stock derivative liability	(1)	-	(2,083)	-
Restructuring charge	1,631	22	1,631	270
Pandemic related charges	221	-	221	-
Tax impact of additional charges	(117)	-	(117)	(15)

Adjusted net loss attributable to common stockholders	$(13,413)	$(19,514)	$(35,263)	$(42,531)

Adjusted loss per share - basic and diluted	$(4.38)	$(8.27)	$(11.59)	$(18.04)
Shares used in adjusted loss per share - basic and diluted	3,064	2,360	3,043	2,358

Contacts

JAKKS Pacific
Jared Wolfson, (424) 268-9330
SVP, Media and Entertainment

Gateway Investor Relations
Sean McGowan, (949) 574-3860
Managing Director
smcgowan@gatewayir.com